                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            AIR METHODS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

May 12, 1998


TO THE STOCKHOLDERS OF
AIR METHODS CORPORATION:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Air Methods Corporation to be held on Thursday, June 11, 1998, at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Daylight Savings Time.

The purpose of the Annual Meeting is to consider and vote upon the election of Messrs. George W. Belsey, Liam F. Dalton, Major General Carl H. McNair, Jr. (Ret.), and Donald R. Segner to Class I directorships. We will allow time at the meeting to review 1997 accomplishments and goals for the future.

Enclosed is a Notice of Annual Meeting and a Proxy Statement which we request you read carefully. A Proxy is also enclosed for your convenience. Please complete, sign, date and return the Proxy promptly. If you attend the Annual Meeting, you may vote your shares personally, whether or not you have previously submitted a Proxy.

Thank you for your consideration.

FOR THE BOARD OF DIRECTORS,



George W. Belsey
Chairman of the Board


--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY, RETURNING IT PROMPTLY TO ENSURE THAT YOUR SHARES ARE VOTED. A BUSINESS REPLY ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF YOU MAIL THIS PROXY ANYWHERE IN THE UNITED STATES.
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 11, 1998



TO THE STOCKHOLDERS OF
AIR METHODS CORPORATION:

The 1998 Annual Meeting of Stockholders of Air Methods Corporation, a Delaware corporation (the "Company"), will be held at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Daylight Savings Time, on Thursday, June 11, 1998, for the purpose of electing four directors to serve as Class I directors of the Company until the Annual Meeting of Stockholders in the year 2001 and transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on Tuesday, April 21, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. The Company's list of registered stockholders will be available at the Company's corporate office commencing Monday, June 1, for review by interested parties. The list will also be available at the Annual Meeting, and all stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:



Aaron D. Todd
Secretary

May 12, 1998
Englewood, Colorado

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 11, 1998


                     SOLICITATION AND REVOCATION OF PROXIES

           This statement is furnished in connection with a solicitation of Proxies by the Board of Directors of Air Methods Corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 11, 1998, at 1:30 p.m., Mountain Daylight Savings Time, at the Holiday Inn, 7770 South Peoria Street, in Englewood, Colorado. Proxies so given may be revoked at any time before being voted by submitting a written revocation to the Secretary of the Company, by executing another valid Proxy bearing a later date, or by attending the meeting and voting in person.

           Properly executed and dated Proxies received by 1:30 p.m. on June 11, 1998 will be voted in accordance with the instructions therein. If no instructions are given, the shares represented by the Proxy will be voted FOR the election of Messrs. George W. Belsey, Liam F. Dalton, MG Carl H. McNair, Jr. (Ret.), and Donald R. Segner, nominees for directors. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are presented properly for action at the Annual Meeting. The approximate date of mailing these Proxy materials is May 12, 1998.

           The Company intends to request banks, brokerage houses, custodians, nominees and other fiduciaries to forward copies of these Proxy materials to those persons for whom they hold shares. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit Proxies in person or by telephone, electronic mail, or facsimile transmission. The cost of preparing, assembling, mailing, and soliciting Proxies and other miscellaneous expenses related thereto will be borne by the Company.


                                  VOTING RIGHTS

           Only holders of record of shares of the Company's Common Stock, par value $.06 per share ("Common Stock"), at the close of business on April 21, 1998, the record date determined by the Board of Directors, may vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 8,199,595 shares of Common Stock. Each share of Common Stock is entitled to one vote on the matters listed in the Notice of Annual Meeting. A quorum of one-third of the shares outstanding and entitled to vote is required to vote on matters before the Annual Meeting. A majority of the votes present in person or by Proxy is required to approve all matters brought before the stockholders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not tabulated for any purpose in determining whether a proposal has been approved.


                                  ANNUAL REPORT

           The Company is also mailing with this Proxy Statement its Annual Report to Stockholders for the year ended December 31, 1997, which includes financial statements as filed with the Securities and Exchange Commission on Form 10-K for the same period. The Company will furnish a copy of the Form 10-K to any stockholder free of charge, and will furnish a copy of any exhibit to the Form 10-K upon payment of the Company's reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at the Company's principal executive offices, 7301 South Peoria Street, Englewood, Colorado 80112.

                              ELECTION OF DIRECTORS

           The Company's Board of Directors is currently comprised of ten directors, divided among three classes, with four directors in Class I, three directors in Class II, and three directors in Class III. Class I directors' terms will expire at the 1998 Annual Meeting of Stockholders to be held on June 11, 1998; Class II directors hold office for a term expiring at the 1999 Annual Meeting of Stockholders; and the Class III directors will hold office for a term expiring at the 2000 Annual Meeting of Stockholders.

           The nominees for election as directors to Class I to serve for a three-year term expiring at the 2001 Annual Meeting of Stockholders are George
W. Belsey, Liam F. Dalton, MG Carl H. McNair, Jr. (Ret.), and Donald R. Segner. Unless voted otherwise, all shares represented by a Proxy given pursuant to this solicitation will be voted FOR the election of George W. Belsey, Liam F. Dalton, MG Carl H. McNair, Jr. (Ret.), and Donald R. Segner to serve as Class I directors. See "Directors and Executive Officers" for biographical information for each director nominee.

                        THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF THE DIRECTOR NOMINEES.


                        DIRECTORS AND EXECUTIVE OFFICERS

           Summary information concerning the Company's current directors and executive officers as of the date of this Proxy Statement is set forth below:

                                                                                                 Class/Year
                                                                                                  Term as
                                                                                                  Director
Name                             Age       Position                                              Expires (1)
----                             ---       --------                                              -----------

George W. Belsey                 58        Chairman of the Board and Chief Executive Officer       I/1998*

Joseph E. Bernstein              48        Director                                               III/2000

Ralph J. Bernstein               39        Director                                               III/2000

Liam F. Dalton                   37        Director                                                I/1998*

Samuel H. Gray                   60        Director                                                II/1999

MG Carl H. McNair, Jr. (Ret.)    63        Director                                                I/1998*

Lowell D. Miller, Ph.D.          64        Director                                               III/2000

Roy L. Morgan                    62        Co-Founder and Director                                 II/1999

Donald R. Segner                 71        Vice-Chairman of the Board                              I/1998*

Morad Tahbaz                     42        Director                                                II/1999

Maurice L. Martin, Jr.           50        Vice President, Flight Services                           N/A

Michael G. Prieto                42        Vice President, Products Division                         N/A

Aaron D. Todd                    36        Secretary, Treasurer and Chief Financial Officer          N/A

--------------------

  *  Director Nominee
(1) Refers to the calendar year in which the annual meeting of stockholders is contemplated to be held and at which the term of the pertinent director class shall expire.

           MR. GEORGE W. BELSEY was elected Chief Executive Officer effective June 1, 1994, and has served as Chairman of the Company's Board of Directors since April 1994, having been appointed a director of the Company in December 1992. From February 1992 to June 1994, Mr. Belsey served as Executive Vice President, Professional Affairs, and the Chief Operating Officer of the American Hospital Association, a large national trade association and advocacy group for hospitals and health care organizations, where he was responsible for the association's activities relating to hospital operations, including medical staff affairs, nursing, health manpower, quality of care programs and hospital governance. Prior to joining the American Hospital Association, Mr. Belsey served as Chief Executive Officer and Executive Director of the University of Utah Hospital and Clinics, Salt Lake City, Utah (one of the Company's hospital customers) from March 1989 to February 1992 and was Chief Operating Officer from December 1983 to March 1989. He is a former Vice President of Northwestern Memorial Hospital, Chicago, and has held administrative positions at Rush-Presbyterian-St. Luke's Medical Center, Chicago, and MacNeal Memorial Hospital, Berwyn, IL. He received his Bachelor's Degree in Economics from DePauw University in Greencastle, Indiana, and holds a Master's Degree in Business Administration from George Washington University, Washington, D.C.

           MR. JOSEPH E. BERNSTEIN became a Director of the Company in February 1994. Mr. Bernstein is a co-founder and General Partner of Americas Partners, an investment and venture capital firm, and a Managing Director of Americas Tower Partners, the developer of Americas Tower, a one million square foot, 50-story office tower in New York City. Since 1981, he has been a principal of The New York Land Company, working on real estate development and acquisitions. Previously, he worked on corporate and international tax matters at Cahill/Gordon & Reindel (1975-1978) and Rosenman & Colin (1978-1981). He started his own international tax practice, Bernstein & Carter, in 1981 and has published a number of articles on corporate and international tax law. He holds a Bachelor of Arts Degree in Economics and a Bachelor of Science Degree in Agricultural Business Management from the University of California at Davis, a Juris Doctor from the University of California at Davis School of Law, a Master's Degree in Finance from the University of California at Los Angeles Graduate School of Management, and a Master of Laws' Degree in Taxation from the New York University Graduate School of Law.

           MR. RALPH J. BERNSTEIN became a Director of the Company in February 1994. Mr. Bernstein is a co-founder and General Partner of Americas Partners, an investment and venture capital firm, and, since 1981 has been responsible for the acquisition, renovation, development and financing of several million square feet of commercial space. Mr. Bernstein started his career in agribusiness with a large European multi-national trading and real estate development company, where he was later responsible for that company's U.S. real estate activities. He holds a Bachelor of Arts Degree in Economics from the University of California at Davis.

           MR. LIAM F. DALTON became a director of the Company in December 1996. He is the Chief Executive Officer of Dalton & Pemberton Associates, an investment management company. Mr. Dalton manages individual, institutional and profit sharing portfolios and acts as the general partner of a U.S. limited partnership, Spruce Partners, which is engaged in securities trading. Since 1991, Mr. Dalton has been a principal of Axiom Capital Management, Inc. ("ACMI"), a National Association of Securities Dealers, Inc. member firm registered with the Securities and Exchange Commission as a broker-dealer. From 1983 through 1988, Mr. Dalton was a Managing Director at Bear, Stearns & Co. in the Equities and Fixed Income Area. Mr. Dalton received his B.A. in Economics from the University of Vermont in 1982.

           MR. SAMUEL H. GRAY was appointed as a director of the Company in March 1991. Since 1989, he has been Chief Executive Officer of The Morris Consulting Group, Inc., a health care industry consulting firm. From 1983 to 1989, Mr. Gray served as President and Chief Executive Officer of Kalipharma, Inc., a multi-source pharmaceutical company. From 1975 to 1983, Mr. Gray served as Executive Vice President of Sales and Marketing for G.D. Searle and Company, Inc. ("Searle") where he was responsible for pharmaceutical marketing, the consumer products division of Searle, and Searle-Canada, Ltd. In addition, his responsibilities included distribution, customer service, clinical research management, licensing and acquisitions, public relations and worldwide strategic marketing planning. He has served as a director of Searle; Searle Canada, Ltd.; Kalipharma; Kali-Duphar, Inc.; and the National Association of Pharmaceutical Manufacturers. He is a past member of the National Wholesale Druggist Association's Industry Advisory Committee and has served on the Advisory Board of Pharmaceutical Executive magazine. In 1959, Mr. Gray received a Bachelor of Science Degree from the University of Florida.

           MAJOR GENERAL CARL H. MCNAIR, JR. (RET.) was appointed to the
Board of Directors in March 1996 as a Class I director. He currently serves as Corporate Vice President and President, Enterprise Management, for DynCorp, a technical and professional services company headquartered in Reston, Virginia, where he is responsible for the company's core businesses in facility management, marine operations, test and evaluation, administration and security, and biotechnology and health services. From 1987 to 1990, General McNair was Vice President, Army Programs, with Burdeshaw Associates, Ltd., a professional services firm in Bethesda, Maryland. For more than 32 years he served the United States Army in Research and Development, Infantry, and Army Aviation in both command and staff positions, including Deputy for Aviation to the Assistant Secretary of the Army (Research, Development and Acquisition), Aviation Officer, U.S. Army, and Commanding General, U.S. Army Aviation Center. Achieving the rank of Major General, he culminated his military career in 1987 as Chief of Staff, U.S. Army Training and Doctrine Command, Fort Monroe, Virginia. A Master Aviator with commercial, fixed wing, rotary wing, and multi-engine instructor ratings, his aerial combat service spanned six campaigns in the Republic of Vietnam during which he accrued over 1,500 combat flying hours serving as Commander to both an Assault Helicopter Company and a Combat Aviation Battalion. General McNair's academic credentials include a Bachelor of Science Degree in Engineering from the U. S. Military Academy at West Point, and both a Bachelor Degree and Master's Degree in Aerospace Engineering from Georgia Institute of Technology as well as a Master of Science Degree in Public Administration from Shippensburg University. For academic achievement in aerospace, McNair was elected to Sigma Gamma Tau, a national honorary engineering fraternity.

           DR. LOWELL D. MILLER was named a director of the Company in June 1990. Since 1989, Dr. Miller has been involved with various scientific endeavors including a pharmaceutical consulting business. From 1973 to 1989, Dr. Miller was employed by Marion Laboratories, Inc. ("Marion"), serving as Senior Vice President - Research and Development (1987 - 1989), Vice President - Research and Development (1977-1987), and Director of Scientific Affairs (1973-1977). Until his retirement in late 1989, Dr. Miller was responsible for all research, development and process development functions, new product opportunities and management of clinical trials and regulatory affairs, and served as Marion's Chief Scientist. He also served as a member of Marion's Board of Directors from November 1981 to November 1982 and as an Advisory Director from November 1982 to November 1983. The University of Missouri awarded Dr. Miller a Bachelor of Science Degree in 1957 as well as a Master's Degree in Biochemistry in 1958 and Biochemistry Doctorate Degree in 1960. Dr. Miller has been named Alumnus of the Year by the University of Missouri in Columbia, Missouri.

           MR. ROY L. MORGAN is one of the three founders of Air Methods-Colorado, and was the President, Chief Executive Officer and a director from the inception of Air Methods-Colorado in July 1980 until November 1991. In November 1991, he became President and a director of the Company. Although he continues in his capacity as a director, Mr. Morgan resigned as President effective December 31, 1994. Prior to his service with Air Methods-Colorado, Mr. Morgan was employed as a helicopter pilot for Public Service Company of Colorado (1969-80), as director of operations and chief pilot for Key Aviation (1964-69), and as quality control supervisor on the Atlas missile program for Convair Astronautics (1960-64). Mr. Morgan began his career at Boeing Airplane Company, involved in B-52 experimental development (1957-60). Mr. Morgan holds a number of pilot certificates including Airline Transport Pilot for Airplane Multi-Engine Land, Commercial Helicopter - Instrument Rated, Commercial Airplane for Land and Sea, and Glider, as well as Flight Instructor for all of the above. He has more than 18,850 flight hours, 12,000 of them in helicopters. Mr. Morgan has a Bachelor of Science Degree in Aviation Management from Metropolitan State College in Denver, Colorado.

           MR. DONALD R. SEGNER has served as a director of the Company since February 1992 and as Vice Chairman since April 1994. Mr. Segner has over 50 years of aviation and transportation related experience in diversified positions involving operational, flight testing, aircraft design and development and senior managerial responsibilities. Having entered the military service in 1943, he was commissioned in the U.S. Marine Corps as a Naval Aviator in 1946. He served in combat in Korea and later as a military test pilot. Mr. Segner has accumulated over 7,000 flight hours in over 150 types and models of aircraft. After entering private industry in 1962, Mr. Segner served as Chief Test Pilot, Manager of Advance Design and Program Manager of a major aerospace firm. In April 1981, Mr. Segner was appointed by President Reagan to the Federal Aviation Administration (FAA) as an Associate Administrator. With the advent of the Air Traffic Controller's strike in September 1981, he was given the additional responsibilities to develop, direct and control the process of allocating airspace system use by all airlines and airspace system users. Following the destruction of Korean Airline Flight 007 in 1983, he was assigned to the White House to head the investigation of the incident and to act as Chief Delegate for the U.S.A. to the United Nations International Civil Aviation Organization
(ICAO) on this matter. Later he was assigned as the United States, Chief of Delegation, to negotiate an agreement to improve and implement future air travel safety along the North Pacific air routes among the U.S.A., U.S.S.R. and Japanese governments. Mr. Segner has served as a director on the board of several aviation corporations and as an advisor on the NASA Rotorcraft and the University of Southern California Institute of Systems and Safety Management Board. He is past president of the Society of Experimental Test Pilots. He is a graduate of the U.S. Navy Test Pilot School. Graduate work was performed at the U.S. Naval Post Graduate School, Monterey (Aero) and the University of Southern California School of Business. Mr. Segner has received numerous awards recognizing his contributions to the aviation community, including the AIAA's Octove Chaeote Award, the SETP's Kinchloe Award, FAA Administrator's Award, the FAA Superior Achievement Gold Medal and the Distinguished Flying Cross for valor in combat. Mr. Segner is a Fellow in the Society of Experimental Test Pilots.

           MR. MORAD TAHBAZ was elected to the Board of Directors in February 1994. He is a co-founder and General Partner of Americas Partners, an investment and venture capital firm. Mr. Tahbaz serves as a Managing Director of Americas Tower Partners, the developer of Americas Tower, a one million square foot, 50-story office tower in New York City. Since 1983, Mr. Tahbaz has also served as Senior Vice President of The New York Land Company, a real estate acquisitions and development firm. From 1980 to 1982, he was the Project Manager for Colonial Seaboard, Inc., a residential development company in New Jersey. Mr. Tahbaz received his Bachelor's Degree in Philosophy and Fine Arts from Colgate University and attended the Institute for Architecture and Urban Studies in New York City. He holds a Master's Degree in Business Administration from Columbia University Graduate School of Business. Mr. Tahbaz lectured on real estate development and finance at the Columbia Graduate School of Business from 1984 to 1988.

           MR. MAURICE L. MARTIN, JR. currently serves the Company as Vice President of the Air Medical Services Division and Director of Operations. Since 1982, he has served in several other positions with Air Methods including Area Manager and pilot. Mr. Martin has 17 years of aviation management experience and 12 years' experience in medical aircraft transport management. Prior to joining Air Methods, Mr. Martin was a commercial helicopter pilot (1979-82), an instructor pilot and standardization officer of the 102nd Air Rescue and Recovery Squadron in New York (1975-79), and an aircraft commander in the United States Air Force (1971-75). Mr. Martin holds pilot certificates including Airline Transport Pilot for Helicopters and Certified Flight Instructor for Helicopters. He has served as a FAA Check Airman and has over 4,100 flight hours, mostly in helicopters. Mr. Martin has a Bachelor of Science Degree in International Affairs from the United States Air Force Academy (1970) and a Master's Degree from Covenant Theological Seminary in St. Louis, Missouri
(1982).

           MR. MICHAEL G. PRIETO was named Vice President of Engineering & Manufacturing of the Company in January 1994 and subsequently Vice President of the Products Division in June 1994. From 1988 to 1994, Mr. Prieto served in various roles with General Dynamics/Lockheed Corp. but primarily as Manager of Manufacturing Engineering for the F-16 Fighter program. From 1977 to 1988, he was employed by John Deere Co.

with management roles in engineering, manufacturing, and marketing. Mr. Prieto received a Bachelor of Science degree in 1977 from the University of Missouri. Mr. Prieto is a member of the American Society of Mechanical Engineers, the Society of Manufacturing Engineers, the American Production and Inventory Control Society, the American Management Association, and the National Management Association.

           MR. AARON D. TODD joined the Company as Chief Financial Officer in July of 1995 and was appointed Secretary and Treasurer during that same year. From 1994 to 1995, Mr. Todd served as Vice President of Finance of Centennial Media Corporation, a Colorado publishing company, where he was responsible for all financial and accounting functions. From 1986 to 1994, Mr. Todd was employed by KPMG Peat Marwick, a certified public accounting firm, in Denver, Colorado. Six of those years included serving on the Company's account in various capacities, including Senior Manager. Mr. Todd holds a Bachelor of Science Degree in Accounting from Brigham Young University.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

           During 1997, the Board of Directors held three meetings. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of committees on which he served during 1997, with one exception. The Company found it necessary to unexpectedly reschedule a certain Board meeting and, therefore, Mr. Dalton, due to prior commitments, was unable to achieve at least 75% attendance. The Board of Directors has established a Finance, Audit and Legal Committee; Marketing and New Business Committee; Compensation/Stock Option Committee; and a Nominating Committee.

           FINANCE, AUDIT AND LEGAL COMMITTEE. The Finance, Audit and Legal Committee, which met twice in 1997, is comprised of Messrs. J. Bernstein (chairman), R. Bernstein, and Segner. The responsibilities of the Finance, Audit and Legal Committee are to review and make recommendations to the Board on such matters as budgets; debt and equity financing; proposed dispositions of property; engagement of independent auditors and review of annual audit. This committee also reviews and advises management on significant contracts and agreements.

           MARKETING AND NEW BUSINESS COMMITTEE. The members of the Marketing and New Business Committee, which met twice during 1997, are Messrs. Gray (chairman), R. Bernstein, Dalton, McNair, Miller, Morgan and Tahbaz. The Marketing and New Business Committee reviews and recommends new business proposals, including joint ventures and proposed acquisitions of equipment or services.

           COMPENSATION/STOCK OPTION COMMITTEE. Dr. Miller (chairman) and Mr. Gray comprise the Compensation/Stock Option Committee. The Compensation/Stock Option Committee, which met two times in 1997, is responsible for making recommendations to the Board regarding compensation matters.

           NOMINATING COMMITTEE. The Nominating Committee, which did not meet in 1997, consists of Messrs. Segner (chairman), Morgan and Tahbaz. The Nominating Committee provides committee membership recommendations to the Board, along with changes to those committees, and considers nominations to the Board from stockholders. Nominations for director may be made by any stockholder entitled to vote in the election of directors generally, but only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth the following: (a) the name and address of the stockholder intending to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination; (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is to be made by the stockholder;
(d) such other information regarding the nominee required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of the nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


                              DIRECTOR COMPENSATION

           The Company has adopted compensation and incentive benefit plans to enhance its ability to continue to attract, retain and motivate qualified persons to serve as directors of the Company. It is the Company's policy to pay its nonemployee directors an annual retainer of $8,000, plus $800 for each Board meeting attended, $500 for each telephonic meeting, and $500 for each Board committee meeting attended (with committee chairpersons receiving $750). Each nonemployee director may elect to receive shares of Common Stock in lieu of cash payments pursuant to the Company's Equity Compensation Plan for Nonemployee Directors (discussed below). The Company also reimburses its nonemployee directors for their reasonable expenses incurred in attending Board and committee meetings. Messrs. Joseph Bernstein, Ralph Bernstein and Morad Tahbaz have voluntarily waived all director fees to date and have received no direct monetary compensation for their services as directors apart from customary reimbursement of out-of-pocket expenses. Board members who are also officers do not receive any separate compensation or fees for attending Board or committee meetings, although they may receive option grants under the Employee Stock Option Plan (discussed below).

           On February 12, 1998, the Compensation/Stock Option Committee acted to additionally compensate certain Board members for additional duties performed for the Company. Specifically, recommendations were approved to pay Messrs. McNair, Morgan and Segner a total of $2,500 plus expenses. Additionally, Mr. Roy Morgan will receive 7,500 stock options per quarter during fiscal year 1998 for duties he has agreed to perform as an Executive Flight Safety Officer.

           The Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for option grants based upon the number of years that the nonemployee director has served on the Board. A year of service is defined as a fiscal year of the Company during which the nonemployee director served on the Board for the entire fiscal year. On the final day of each fiscal year, each nonemployee director in office on such date receives a five-year Option to purchase 5,000 shares, exercisable at the then-current fair market value of the Company's Common Stock, providing the director served on the Board for the entire preceding fiscal year. An aggregate of 300,000 shares of Common Stock are authorized for issuance to nonemployee directors under the Director Option Plan. As of April 21, 1998, options to purchase a total of 290,999 shares of Common Stock were outstanding under the Director Option Plan.

           Each nonemployee director may elect to receive his annual retainer for a particular fiscal year of the Company and/or meeting fees in shares of Common Stock rather than in cash under the Air Methods Corporation Equity Compensation Plan for Nonemployee Directors (the "Director Equity Plan"). The Director Equity Plan is administered by the Board and authorizes the issuance of up to 150,000 shares of Common Stock to nonemployee directors, of which there will be nine following the Annual Meeting. The number of shares of Common Stock issued to a nonemployee director electing to receive his annual retainer in shares is equal to the then-current annual director retainer paid by the Company (currently $8,000) divided by 95% of the fair market value of a share of Common Stock on the first day of the fiscal year. Common Stock issued in lieu of the annual retainer must be forfeited and returned to the Company, however, if the nonemployee director does not remain a director of the Company through the end of the fiscal year or fails to attend at least 75% of all Board and applicable Board committee meetings held during such year. The number of shares issued to a nonemployee director electing to receive his meeting fees in shares is equal to the then-current meeting fee divided by 95% of the fair market value of a share of Common Stock on the date of the relevant meeting. Common Stock issued in lieu of meeting fees is not forfeitable. Prior to January 1997, Messrs. Gray and Miller had elected to receive director compensation under this Plan, and a total of approximately 50,902 shares of Common Stock was earned in prior years by such directors.

           The Company also paid Mr. Morgan $74,526 in consulting fees for marketing services provided to the Company during 1997 pursuant to a Consulting and Non-Competition Agreement, entered into on November 10, 1994 (the "Morgan Consulting Agreement"). The Morgan Consulting Agreement states that Mr. Morgan will receive $74,526 annually in consulting fees for general consulting services through July 1, 1999. Pursuant to the Morgan Consulting Agreement, the Company granted Mr. Morgan an option to purchase 200,000 shares of Common Stock in exchange for all of his existing options. Finally, Mr. Morgan agreed not to engage in any competing activity related to air medical services during the term of the agreement.


                       COMPENSATION OF EXECUTIVE OFFICERS

           The following table sets forth the cash compensation paid by the Company to the person serving as Chief Executive Officer of the Company in 1997 and each of the executive officers of the Company other than the Chief Executive Officer whose annual salary and bonus for fiscal year 1997 exceeded $100,000. The table shows compensation received during 1995, 1996 and 1997.

                                                                             Long Term
                                     Annual Compensation                   Compensation
                                     -------------------                   ------------


                                                                       Securities       All Other
                                                                        Underlying      Compensa-
   Name And Position               Year         Salary($)              Options (#)      tion($)(1)
   -----------------               ----         ---------              -----------      ----------

George W. Belsey                   1997         165,000                   --              3,960
  Chairman and Chief               1996         165,000(2)                --              3,402
  Executive Officer                1995         165,000                50,000             1,320

Maurice L. Martin, Jr.             1997         135,000                   --              3,240
  Vice-President,                  1996         130,000(2)                --              2,450
  Flight Services                  1995         125,000(2)             50,000             2,077

Michael Prieto                     1997         115,000                   --              2,760
  Vice President,                  1996         115,174(2)                --              2,579
  Products Division                1995         115,174(2)             50,000             2,427

Aaron D. Todd                      1997         116,192                30,000             2,759
  Chief Financial Officer          1996          95,000                30,000               269
  Secretary and Treasurer          1995          43,269(3)                669               --

--------------------

(1) Consists of employer matching contributions under the Company's 401(k) Plan.
(2) Excludes cash payments for accrued vacation time as follows:
    Mr. Belsey - $6,346; Martin - $5,000 for 1996 and $6,284 for 1995; and
    Prieto - $4,185 for 1995 and $2,211 for 1996.
(3) Mr. Todd began his employment with the Company in July, 1995.

EMPLOYMENT AGREEMENTS

           In June 1994, the Company entered into an Employment Agreement with Mr. Belsey for an initial term of five years, subject to successive one-year extensions by written agreement of both parties. The Agreement may be terminated by either party without cause upon 30 days' written notice and provides for a severance payment equal to one year's base salary in the event of termination by the Company without cause. During the term of employment and for a period of one year following the termination of employment with the Company, Mr. Belsey may not engage in any business which competes with the Company anywhere in the United States.

           In November 1991, the Company entered into an Employment Agreement with Mr. Martin for an initial term of two years. Because the Agreement is subject to a continuous renewal clause, the remaining term on any date for the Agreement is two years. The Agreement may be terminated by either party without cause upon 90 days' written notice and provides for a severance payment equal to two years' base salary in the event of termination by the Company without cause. During the term of employment and for a period of two years following the termination of employment with the Company, Mr. Martin may not engage in any business which competes with the Company anywhere in the United States.

           Effective December 1, 1993, the Company entered into an Employment Agreement with Mr. Prieto for an initial term of one year, subject to successive one-year extensions by written agreement of both parties. The Agreement may be terminated by either party without cause upon 90 days' written notice and provides for a severance payment in the event of termination by the Company without cause equal to the balance of Mr. Prieto's salary due for the year of any such termination. During the term of employment and for a period of two years following the termination of employment with the Company, Mr. Prieto may not engage in any business which competes with the Company anywhere in the United States.

           The Company entered into an Employment Agreement with Mr. Todd effective July 10, 1995 for an initial term of one year, subject to successive one-year extensions. The Agreement may be terminated by either party without cause upon 90 days' written notice. In the event of termination by the Company other than for cause, the Agreement provides for a severance payment to Mr. Todd, payable at the Company's regular payment intervals and at Mr. Todd's then current salary for a period of one year following any such termination. During the term of employment and for a period of two years following termination of employment with the Company, Mr. Todd may not engage in any business which competes with the Company anywhere in the United States.

STOCK OPTIONS

           The Company has a Stock Option Plan (the "Employee Option Plan"), in which all full-time employees, directors and consultants of the Company are eligible to participate. As of April 21, 1998, options to purchase a total of 1,911,618 shares were outstanding under the plan. The Employee Option Plan currently authorizes the grant of options to purchase an aggregate of 2,500,000 shares of Common Stock. The Employee Option Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-incentive stock options, stock appreciation rights and supplemental bonuses.

           The following table presents for fiscal year 1997 certain information regarding stock options held by the named executive officers.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                           Number of Securities          Value of Unexercised
                             Shares                       Underlying Unexercised             In-the-Money
                           Acquired on       Value        Options at FY-End (#)          Options at FY-End ($)
Name                       Exercise (#)   Realized ($)   Exercisable/Unexercisable    Exercisable/Unexercisable(1)
----                       ------------   ------------   -------------------------    ----------------------------

George Belsey                   --             --             283,333/16,667                  62,500/-0-
Maurice L. Martin, Jr.        6,250          7,031            183,334/16,667                   -0-/-0-
Michael G. Prieto               --             --             58,334/16,667                    -0-/-0-
Aaron D. Todd                   --             --             20,446/40,223                  -0-/11,250

--------------------

(1) Amounts represent the fair market value of the underlying Common Stock at December 31, 1997 of $3.25 per share less the exercise price.


COMPENSATION COMMITTEE REPORT

           The Compensation/Stock Option Committee (the "Committee") is responsible for recommending and administering the Company's guidelines governing employee compensation. The Committee evaluates the performance of management, recommends compensation policies and levels, and makes recommendations concerning salaries and incentive compensation.

           COMPENSATION PHILOSOPHY. The Company's executive compensation program is designed to attract and retain executives capable of leading the Company to meet its business and development objectives and to motivate them to actions which will have the effect of increasing the long-term value of stockholder investment in the Company. The Committee considers a variety of factors, both qualitative and quantitative, in evaluating the Company's executive officers and making compensation decisions. These factors include the compensation paid by comparable companies to individuals in comparable positions, the individual contributions of each officer to the Company, and most important, the progress of the Company towards its long-term objectives. At this point in the Company's development, objectives against which executive performance is gauged include the addition and retention of aeromedical service contracts and the securing of necessary capital and financing to fund business expansion.

           Annual compensation for the Company's executive officers for 1997 consisted of base salary, with the exception of Aaron Todd who was granted a stock option on June 12, 1997 for 30,000 shares of the Company's common stock. Such option was granted under the usual terms of the Employee Stock Option Plan. The option was granted to Mr. Todd in view of his significant efforts concerning the acquisition of Mercy Air Service, Inc.

           COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Belsey assumed the Office of Chairman and Chief Executive Officer of the Company on June 1, 1994. In determining the compensation to be awarded to Mr. Belsey for his services to the Company, the Committee considered salaries paid to chief executive officers at competitive companies and the base salary initially set for Mr. Belsey in his employment agreement. The Committee recognized the significant achievements made during 1996, the second full year Mr. Belsey served as Chairman and Chief Executive Officer of the Company, including the Company's attainment of a second consecutive fiscal year of profitable operation. However, based on Mr. Belsey's request that his salary not be increased until the Company achieved certain performance goals, Mr. Belsey's salary was not increased during fiscal 1997 for fiscal 1996 performance.

           BASE SALARY. The base salary for each executive officer, including the Chief Executive Officer, was established initially by the Committee pursuant to written employment agreements. Base salaries are reviewed annually by the Committee and adjusted based on the Committee's review of salaries paid to executives at competitive companies, the particular executive officer's performance and length of time in a certain position and the Company's financial condition and overall performance and profitability.

           The Committee recognized the significant accomplishments in fiscal year 1997 by the Company and its executive officers, including the Company's (i) successful acquisition of Mercy Air Service, Inc. in July, 1997; (ii) successful negotiations resulting in new contracts with ensuing increases to the Company's flight revenues; (iii) attainment of a third consecutive fiscal year of profitable operation; and (iv) award of U.S. Air Force HH-60G PAVEHAWK Helicopter Program for manufacture of helicopter electrical system components.

           Taking into consideration the aforementioned attainments and other factors such as date of last increase, personal accomplishments, leadership qualities and relevant data from area companies, the Committee acted on February 12, 1998 to increase salaries of the four employee/officers of Air Methods Corporation, such increases to be retroactively effective as of January 1, 1998.

           SECTION 162(M) COMPLIANCE. Under Section 162(m) of the Code, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. The Committee intends to design the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year.


                              Lowell D. Miller, Ph.D.
                              Samuel H. Gray
                              Members of the Compensation/Stock Option Committee


PERFORMANCE GRAPH

           The following graph compares the Company's cumulative total stockholder return for the period from December 31, 1992 through December 31, 1997 against the Standard & Poors 500 ("S&P 500") index and "peer group" companies in industries similar to those of the Company. The S&P 500 is a widely used composite index reflecting the returns of five hundred publicly traded companies in a variety of industries. Peer Group Index returns reflect the transfer of the value on that date of the initial $100 investment into a peer group consisting of all publicly traded companies in SIC Group 4522:
"Non-scheduled Air Transport." The Company believes that this Peer Group is its most appropriate peer group for stock comparison purposes due to the limited number of publicly traded companies engaged in medical patient air or ground transport and because this Peer Group contains a number of companies with capital costs and operating constraints similar to those of the Company.

                          TOTAL RETURN TO SHAREHOLDERS


                            ANNUAL RETURN PERCENTAGE

                                                   Years Ending December

Company Name / Index                      1993     1994     1995     1996     1997
------------------------------------------------------------------------------------

AIR METHODS CORP                         225.93   -84.09    71.43   -16.67    30.00
S&P 500 COMP INDEX                        10.08     1.32    37.58    22.96    33.36
PEER GROUP                                19.04   -14.97    11.83    73.20   -17.69


                              INDEXED RETURNS

                                Base          Years Ending December
                               Period
Company Name / Index           Dec-92     1993     1994     1995     1996     1997
------------------------------------------------------------------------------------

AIR METHODS CORP                100      325.93    51.85    88.89    74.07    96.30
S&P 500 COMP INDEX              100      110.08   111.53   153.45   188.68   251.63
PEER GROUP                      100      119.04   101.22   113.19   196.05   161.37



[performance graph appears here]

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

           The following table sets forth, as of April 21, 1998, the beneficial ownership of the Company's outstanding Common Stock: (i) by each person who owns of record (or is known by the Company to own beneficially) more than 5% of the Common Stock, (ii) by each director and named executive officer of the Company, and (iii) by all directors and executive officers as a group.

                                         Number                     Percentage of
Name and Address                         of Shares                  Common Stock
----------------                         ---------                  ------------

Americas Tower Partners                  1,155,000                     14.1
520 Madison Avenue
New York, NY  10022

George W. Belsey                           290,933(1)                   3.4
7301 South Peoria
Englewood, CO  80112

Joseph E. Bernstein                      1,602,500(2)                  18.6
520 Madison Avenue
New York, NY  10022

Ralph J. Bernstein                       1,572,500(3)                  18.25
520 Madison Avenue
New York, NY  10022

Liam F. Dalton                                    --                    --
399 Park Ave.
New York, NY  10022-4614

Samuel H. Gray                              35,729(4)                    *
95 Madison Avenue
Morristown, NJ  07960

Maurice L. Martin, Jr.                     169,332(5)                   2.0
7301 South Peoria
Englewood, CO  80112

MG Carl H. McNair, Jr. (Ret.)               20,000(6)                    *
2000 Edmund Halley Drive
Reston, VA.  22901

Lowell D. Miller, Ph.D.                     53,151(7)                    *
16940 Stonehaven
Belton, MO  64012

Roy L. Morgan                              293,049(8)                   3.5
7301 South Peoria
Englewood, CO  80112

Michael G. Prieto                           71,432 (9)                   *
7301 South Peoria
Englewood, CO  80112


                                      -13-


Donald R. Segner                            52,750(10)                   *
290 Arch Street
Laguna Beach, CA  92651

Morad Tahbaz                               417,500(11)                  4.8
520 Madison Avenue
New York, NY  10022

Aaron D. Todd                               22,544(12)                   *
7301 South Peoria
Englewood, CO  80112


All Directors and Executive Officers
     as a group (13 persons)             2,646,420(13)                 27.8

-------------------

* Less than one percent (1%) of the 8,199,595 shares of Common Stock outstanding on April 21, 1998.

(1) Includes 283,333 shares subject to stock options exercisable within 60 days.
(2) Includes (i) 1,155,000 shares held by Americas Tower Partners, a partnership controlled by Mr. J. Bernstein, (ii) 200,000 subject to stock options exercisable within 60 days and 200,000 shares issuable upon the exercise of warrants owned by Americas Partners, of which Mr. J. Bernstein is a general partner, (iii) 17,500 shares subject to stock options exercisable within 60 days, and (iv) 30,000 shares owned of record by the JB Trust as to which shares Mr. Bernstein exercises shared investment control.
(3) Includes (i) 1,155,000 shares held by Americas Tower Partners, a partnership controlled by Mr. R. Bernstein, (ii) 200,000 subject to stock options exercisable within 60 days and 200,000 shares issuable upon the exercise of warrants owned by Americas Partners, of which Mr. R. Bernstein is a general partner, and (iii) 17,500 shares subject to stock options exercisable within 60 days.
(4) Includes 3,229 shares owned of record and held by The Morris Consulting Group, Inc., of which Mr. Gray is Chief Executive Officer and a 50% stockholder, 32,500 shares subject to stock options exercisable within 60 days.
(5) Includes 168,332 shares subject to stock options exercisable within 60 days.
(6) Consists of 20,000 shares subject to stock options exercisable within 60 days.
(7) Includes 8,156 shares owned by the Lowell D. Miller Trust as to which Dr. Miller has shared voting and investment power and 42,500 shares subject to stock options exercisable within 60 days.
(8) Includes 197,500 shares subject to stock options exercisable within 60 days.
(9) Includes 58,332 shares subject to stock options exercisable within 60 days.
(10) Includes 52,500 shares subject to stock options exercisable within 60 days and 250 shares held in a trust as to which Mr. Segner holds shared voting and investment power.
(11) Consists of (i) 200,000 shares subject to stock options exercisable within 60 days and 200,000 shares issuable upon exercise of warrants owned by Americas Partners, of which Mr. Tahbaz is a managing director, and (ii) 17,500 shares subject to stock options exercisable within 60 days.
(12) Consists of (i) 20,446 shares subject to options exercisable within 60 days; and (ii) 2,098 shares beneficially owned by Mr. Todd in the Company's 401(k) plan.
(13) Includes 1,127,943 shares subject to stock options exercisable within 60 days and 200,000 shares issuable upon exercise of warrants.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

           Based on its review of the copies of reports filed and upon written representations, the Company believes that during 1997, all executive officers, directors and ten percent stockholders of the Company were in compliance with their filing requirements under Section 16(a) of the Exchange Act of 1934, as amended.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

           KPMG Peat Marwick LLP, independent certified public accountants, audited the financial statements of the Company for the fiscal year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Selection of auditors for the current fiscal year is pending a final decision by the Audit Committee of the Board of Directors.

                              STOCKHOLDER PROPOSALS

           Stockholders who intend to present proposals at the 1999 Annual Meeting of Stockholders, which the Company expects to hold in June 1999, must deliver proposals to the Company at its principal executive offices, Attention:
Corporate Secretary, by Monday, January 11, 1999, for inclusion in the proxy materials relating to that meeting. All proposals must comply with the applicable requirements of federal securities' laws and the Company's Bylaws.

                                  OTHER MATTERS

           The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Form of Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS:


Aaron D. Todd, Secretary
May 12, 1998
Englewood, Colorado

                                      PROXY

                             AIR METHODS CORPORATION


                            7301 SOUTH PEORIA STREET
                            ENGLEWOOD, COLORADO 80112


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints George W. Belsey and Aaron D. Todd, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all the shares of Common Stock of Air Methods Corporation held of record by the undersigned on April 21, 1998 at the Annual Meeting of Stockholders to be held on June 11, 1998 or any adjournment or postponement thereof upon the following matters, as set forth in the Notice of said Meeting and Proxy Statement, dated May 12, 1998, copies of which have been received by the undersigned.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

The director-nominees below are proposed by the Board of Directors of Air Methods Corporation.


1.   ELECTION OF DIRECTORS:

     Nominees:    George W. Belsey, Liam F. Dalton,
                  MG Carl H. McNair, Jr. (Ret.), and Donald R. Segner

     FOR          WITHHELD
     [ ]            [ ]


     FOR ALL
     EXCEPT
     [ ]
        ---------------------------------
     To withhold authority to vote for any individual, check box and write such individual's name in the space provided.


2. In their discretion, the Proxies are authorized to vote upon such other matters as may be incidental to the conduct of the meeting.



                                MARK HERE            [ ]
                                FOR ADDRESS
                                CHANGE AND
                                NOTE AT LEFT

                    PLEASE MARK SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                    Please sign exactly as your name appears on this proxy. If the shares represented by this Proxy are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If stockholder is a partnership, please sign in partnership name by an authorized person.


Signature:                             Date
          ----------------------------     ------------

Signature:                             Date
          ----------------------------     ------------